As filed with the Securities and Exchange Commission on August 12, 2024.

Registration No. 333-280772

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YXT.COM GROUP HOLDING LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 501-502, No. 78 East Jinshan Road

Huqiu District, Suzhou

Jiangsu, 215011, People’s Republic of China

+86 (512) 6689 9881

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Li He, Esq. James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 18th Floor, The Hong Kong Club Building 3A Chater Road, Central Hong Kong +852 2533-3300	Ran Li, Esq. Davis Polk & Wardwell LLP c/o 2201 China World Office 2, 1 Jian Guo Men Wai Avenue Chaoyang District Beijing 100004 China +86 10 8567 5000	Yi Gao, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of filing exhibit 1.1 to this registration statement on Form F-1, or the Registration Statement, to reflect the updated filing status of such exhibit in Item 6 of Part II of the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 2 to the Registration Statement filed on August 7, 2024, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Under our post-offering memorandum and articles of association, which will become effective immediately prior to the completion of this offering, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreements filed as Exhibit 10.1 to this Registration Statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities (including options to acquire our ordinary shares) without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering and/or Rule 701 of the Securities Act. None of the transactions involved an underwriter.

Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary Shares
Zuniform Limited	September 10, 2021	1,478,415	US$147.84
Restricted Ordinary Shares
Zuniform Limited	September 10, 2021	1,478,415	US$147.84
Restricted Share Units
Certain director, executive officers and employees	October 5, 2022	1,421,181	Past and future services to us

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits:

See Exhibit Index for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements and the notes thereto.

Item 9. Undertakings

The undersigned hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

YXT.COM GROUP HOLDING LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1**	Seventh Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2**	Eighth Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering

4.1**	Form of Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2**	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3**	Form of Deposit Agreement between the Registrant, the depositary and holders of the American Depositary Shares

5.1**	Opinion of Walkers (Hong Kong) regarding the validity of the ordinary shares being registered

8.1**	Opinion of Walkers (Hong Kong) regarding certain Cayman Island tax matters (included in Exhibit 5.1)

8.2**	Opinion of Global Law Office regarding certain PRC tax matters (included in Exhibit 99.2)

10.1**	Form of Indemnification Agreement with each of the Registrant’s directors and executive officers

10.2**	Form of Employment Agreement between the Registrant and an executive officer of the Registrant

10.3†**	English translation of Equity Interest Pledge Agreement dated June 1, 2020

10.4†**	English translation of Exclusive Technology and Consulting Service Agreement dated October 9, 2017

10.5†**	English translation of Exclusive Option Agreement dated June 1, 2020

10.6†**	English translation of Power of Attorney Agreement dated June 1, 2020

10.7†**	English translation of Spousal Consents

10.8†**	English translation of Supplemental Agreement to the Equity Interest Pledge Agreement dated July 12, 2024

10.9†**	English translation of Supplemental Agreement to the Equity Interest Pledge Agreement dated July 12, 2024

10.10†**	English translation of Supplemental Agreement to the Exclusive Option Agreement dated July 12, 2024

10.11†**	English translation of Supplemental Agreement to the Exclusive Option Agreement dated July 12, 2024

10.12†**	English translation of Supplemental Agreement to the Power of Attorney Agreement dated July 12, 2024

10.13†**	English translation of Supplemental Agreement to the Power of Attorney Agreement dated July 12, 2024

10.14†**	Series D Preferred Share Purchase Agreement dated December 31, 2019

Exhibit Number	Description of Document

10.15†**	Series E Preferred Share Purchase Agreement dated January 9, 2021

10.16†**	Series E-2 Preferred Share Purchase Agreement dated March 22, 2021

10.17†**	The Registrant’s Fifth Amended and Restated Shareholders Agreement dated March 22, 2021

10.18**	2021 Share Incentive Plan

21.1**	Principal Subsidiaries and Variable Interest Entities of the Registrant

23.1**	Consent of PricewaterhouseCoopers Zhong Tian LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Walkers (Hong Kong) (included in Exhibit 5.1)

23.3**	Consent of Global Law Office (included in Exhibit 99.2)

24.1**	Powers of Attorney (included on signature page)

99.1**	Code of Business Conduct and Ethics of the Registrant

99.2**	Opinion of Global Law Office regarding certain PRC law matters

99.3**	Consent of Frost & Sullivan

99.4**	Consent of Huang Guodian

99.5**	Consent of Ling Yunjian

107**	Filing Fee Tables

**	Previously filed.
†

Certain of the appendices, annexes, exhibits and/or schedules to this exhibit have been omitted and certain information redacted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Suzhou, the People’s Republic of China, on August 12 2024.

YXT.COM GROUP HOLDING LIMITED

By:	/s/ Xiaoyan Lu
Name: Xiaoyan Lu
Title: Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on August 12, 2024 in the capacities indicated:

Signature	Title

/s/ Xiaoyan Lu Xiaoyan Lu	Director, Chairman of Board

* Teng Zu	Director, Chief Executive Officer (principal executive officer)

* Jie Ding	Director

* Pun Leung Liu	Director, Chief Financial Officer (principal financial officer and principal accounting officer)

*By:	/s/ Xiaoyan Lu
Name: Xiaoyan Lu
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of YXT.COM GROUP HOLDING LIMITED, has signed this registration statement or amendment thereto in New York on August 12, 2024.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of COGENCY GLOBAL INC.